Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-32789, No. 2-85579, No. 33-26566, No. 33-55014, No. 33-60569, No. 033-41241, No. 333-72267, No. 333-84193, No. 333-94205, No. 333-67502, No. 333-118547, No. 333-143077, No. 333-166570, No. 333-188437, No. 333-59727, No. 333-138458, No. 33-33621, No. 333-49023, No. 2-99945, No. 333-188438, and No. 333-204098) of V. F. Corporation of our report dated May 23, 2024 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina
May 23, 2024